Exhibit 99.1
One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103 News Release

Contacts:

Media	Analysts	Investors
Susan Gallagher	Bruce Steinke	Investor Services
(314) 554-2175	(314) 554-2574	(800) 255-2237
sgallagher@ameren.com	bsteinke@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES PROMOTION OF PRESIDENT, AMEREN ENERGY RESOURCES,

AND SENIOR VICE PRESIDENT AND CHIEF NUCLEAR OFFICER, AMERENUE

ST. LOUIS, MO., June 26, 2008— Gary L. Rainwater, chairman, president and chief executive officer of Ameren Corporation (NYSE: AEE), announced today that AmerenUE’s senior vice president and chief nuclear officer, Charles D. Naslund, has been promoted to chairman, president and chief executive officer, Ameren Energy Resources, and to chairman and president, Ameren Energy Generating Company.  Adam C. Heflin, vice president of nuclear operations at AmerenUE, has been promoted to senior vice president and chief nuclear officer of AmerenUE, assuming Naslund’s former position. These changes are effective July 1, 2008.

In Naslund’s new positions, he will be responsible for all of Ameren’s non-rate-regulated generation and power marketing operations.  Naslund joined AmerenUE in 1974 and has served in a variety of operating, and engineering and construction roles, including involvement with the construction and start-up of the Callaway Nuclear Plant.  He also previously served as vice president of power operations, which included all of AmerenUE’s non-nuclear power plants.  Naslund had served as senior vice president and chief nuclear officer of AmerenUE since 2005.  He assumes positions previously held by R. Alan Kelley, who will assume the position of president of Electric Energy, Inc. – an 80 percent-owned subsidiary of Ameren. Kelley will also be responsible for Ameren’s company-wide research and development activities.

Heflin will be responsible for all of AmerenUE’s nuclear operations. He joined AmerenUE in 2005 as site vice president, Callaway Nuclear Plant, after serving as Unit 2 plant manager at Arkansas Nuclear One, owned by Entergy Corporation.  Heflin joined Entergy Corporation's nuclear operations in 1992.  He received his nuclear training and started his nuclear career with the U.S. Navy.

With assets of approximately $21 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

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